Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL 2026 THIRD QUARTER RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, April 23, 2026 – LSI Industries Inc. (Nasdaq: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of commercial lighting and display solutions, today reported results for the fiscal 2026 third quarter ended March 31, 2026.

FISCAL 2026 THIRD QUARTER RESULTS

●	Completed the acquisition of Royston Group on March 24, 2026
●	Net Sales of $150.5 million, +14% y/y; net sales excluding Royston +9% y/y
●	Net Income $2.1 million; Adjusted Net Income $9.6 million, +52% y/y
●	Diluted EPS of $0.06; Adjusted Diluted EPS of $0.28
●	EBITDA of $7.5 million; Adjusted EBITDA of $15.0 million, +34% y/y
●	Ratio of net debt to TTM proforma Adjusted EBITDA 2.7x

During the fiscal third quarter, LSI reported net sales of $150.5 million, an increase of 14% versus the prior-year period, including six days of contribution from the Royston Group (“Royston”) acquisition. Excluding Royston-related contributions, fiscal third quarter revenue increased 9% versus the prior year, capitalizing on increased vertical market demand across both of LSI’s Lighting and Display Solutions segments.

The Company reported net income of $2.1 million, or $0.06 per diluted share in the fiscal third quarter, while adjusted net income was $9.6 million, or $0.28 per diluted share. Reported net income for the fiscal third quarter includes approximately $6.5 million of non-recurring items, mainly related to the Royston acquisition.

During the quarter, LSI completed an underwritten public offering of common stock to support the financing of the Royston Group transaction. In connection with this offering and completion of the transaction, LSI issued approximately 5.5 million shares of common stock during the month of March 2026. As a result, weighted average diluted shares outstanding for the quarter reflect the partial-period impact of approximately 1.8 million shares related to this offering.

LSI reported fiscal third quarter adjusted EBITDA of $15.0 million, an increase of 34% versus the prior year driven by incremental volume, improved productivity, and price optimization. Adjusted EBITDA margin rate improved to 10.0% in the quarter, an increase of 150 basis points versus the prior year period.

LSI Industries Fiscal 2026 Third Quarter Results
April 23, 2026

A schedule detailing Royston’s six-day financial contributions to LSI’s fiscal third quarter results is provided below:

Fiscal Third Quarter 2026

usd in millions except EPS	LSI	Royston*	Total LSI

Sales	$143.9	$6.6	$150.5

Net Income	$2.0	$.1	$2.1
Adj. Net Income	$9.0	$.6	$9.6

EBITDA	$7.1	$.4	$7.5
Adj. EBITDA	$14.1	$.9	$15.0

Earnings per Share	$0.06	$0.00	$0.06
Adj. Earnings per Share	$0.27	$0.01	$0.28

 * Royston results reflect the six day stub period

Total free cash flow, excluding non-recurring acquisition-related items, was $11.8 million in the quarter, maintaining a healthy earnings conversion to cash flow. At the conclusion of the Royston acquisition, LSI’s ratio of net debt to pro forma trailing twelve month adjusted EBITDA was 2.7x. As of March 31, 2026, LSI had cash and availability on its credit facility of approximately $100 million. A reconciliation of GAAP to non-GAAP financial results is included in the appendix of this release.

The Company declared a regular cash dividend of $0.05 per share payable on May 12, 2026, to shareholders of record on May 4, 2026.

MANAGEMENT COMMENTARY

“The sustained high level of customer project activity in key vertical markets enabled LSI to deliver solid third quarter performance,” stated James A. Clark, President and CEO of LSI. “With the recently completed acquisition of Royston, LSI has built a unique marketing offering that provides a one-stop shop solutions-based approach to support the new build and remodel programs of leading retail companies across North America. During the quarter, our customers directed increased investment toward branding solutions that enhance the consumer experience, a key differentiator across the retail environments they serve, contributing to another consecutive quarter of profitable growth for our business.

“Over the last five years, LSI has deployed more than $500 million through four strategic acquisitions, including Royston, positioning LSI as the leading scaled platform in branded solutions,” continued Clark. “As outlined in our Fast Forward strategy, we’ve demonstrated a focused approach toward value creation through accretive complementary acquisitions, while generating organic growth, margin discipline, and profitability within our base business. The addition of Royston is expected to accelerate our growth across targeted vertical markets, expand our suite of solutions within higher margin product categories, and further establishes LSI as the partner of choice for leading retail brands.

LSI Industries Fiscal 2026 Third Quarter Results
April 23, 2026

“Our Display Solutions segment had an exceptional quarter, as sales increased 23% versus the prior year, and 14% excluding the Royston stub period impact. Segment adjusted operating income excluding Royston increased 64% versus prior year, with the gross margin rate improving by 230 basis points. We experienced strong project activity across our grocery and refueling/c-store markets during the quarter, as increasingly predictable demand patterns supported more balanced production levels, consistent scheduling, and increased factory productivity, all culminating in improved operating leverage.

“Positive momentum continued in the grocery vertical, as both refrigerated and non-refrigerated display case sales increased on a double-digit percentage basis, reflecting healthy activity across our customer base, the adoption of newly introduced products, and return to more normalized demand patterns. Order activity was strong for the quarter, increasing 25% over prior year levels, resulting a book-to bill ratio of 1.2,” continued Clark.

“Within our refueling/c-store vertical, sales realized a high single digit growth rate, driven by ongoing site releases across large, multi-phase customer programs, including some spanning multiple years, combined with elevated levels of new and existing mid-sized engagements,” stated Clark. “Orders for the refueling/c-store vertical increased more than 20% in the third quarter, resulting in a book-to-bill ratio above 1.0, and higher backlog versus the year-ago period. Also in the quarter, LSI was awarded more than $5 million of program work by the largest c-store chain in North America. The program, which involves both store renovation and new build activity, will occur throughout the balance of calendar year 2026.

“Within the QSR vertical, performance was mixed during the third quarter, as many chains continue to invest for growth, while others have taken a more cautious approach toward site expansion and store remodel spend, over the short-term. We continue to align with many of the highest growth, multi-regional chains who recognize the economic value of an enhanced consumer experience, as demonstrated by a high level of concept and development work across key customers.

“Our Lighting segment delivered 2% sales growth in the third quarter, as less favorable weather conditions in the early part of the calendar year impacted outdoor lighting project activity,” noted Clark. “While project quotation levels remain steady, our quote-to-order conversion period, which had compressed in the last several quarters, lengthened in the third quarter. Although third quarter segment orders increased on a sequential basis, orders were below prior year levels. Despite expectations for softer near-term demand in the Lighting segment, we continue to deliver above market growth, consistent with our stated focus. During the third quarter, we continued to apply strategic price actions in response to shifts in material input costs, resulting in a year-over-year 30 basis-point improvement in adjusted gross margin.

Clark concluded, “We’re excited about both the short-term and long-term outlook for our company. Our strategic focus on sustained organic growth, proven track record of operational excellence, and disciplined, return driven approach to capital allocation, position LSI to become a value-compounder over the coming years. With the addition of Royston, we’ve expanded our capabilities, further established highly defensible, market leading positions in key vertical markets, and built a vertically integrated branding platform of scale, unequaled across North America. Looking ahead, our focus remains on delivering above-average market growth in both new and existing vertical markets, driving operating leverage through scale and productivity gains, and prioritizing capital allocation toward high return growth initiatives, and a balanced return on capital program, consistent with the priorities detailed in our Fast Forward strategy.”

LSI Industries Fiscal 2026 Third Quarter Results
April 23, 2026

FISCAL 2026 THIRD QUARTER CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

Details of the conference call are as follows:

Domestic Live:	877-407-4018
International Live:	201-689-8471

To listen to a replay of the teleconference, which subsequently will be available through May 7, 2026:

Domestic Replay:	844-512-2921
International Replay:	412-317-6671
Conference ID:	13760033

ABOUT LSI INDUSTRIES

Headquartered in Cincinnati, LSI is a publicly held company traded over the NASDAQ Stock Exchange under the symbol LYTS. The company manufactures advanced lighting, graphics, and display solutions across strategic vertical markets. The company’s American-made products, which include non-residential indoor and outdoor lighting, print graphics, digital graphics, refrigerated and custom displays, help create value for customer brands and enhance the consumer experience. LSI also provides comprehensive project management services in support of large-scale product rollouts. The company employs approximately 3,000 people at 23 manufacturing plants in the U.S. and Canada. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the federal securities laws and is intended to receive the protections of such laws.

All statements, other than historical facts, included or incorporated in this release could be deemed forward-looking statements, particularly statements that reflect our expectations or beliefs of LSI Industries Inc. (the “Company,” “LSI,” “we,” or “us”) concerning future events or our future financial performance. You are cautioned not to place undue reliance on forward-looking statements, which are often characterized by discussions of strategy, plans, or intentions or by the use of words such as “may,” “would,” “could,” “should,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “project,” “predict,” “potential,” “continue,” or “intend,” the negative or other variants of such terms, or other comparable terminology.

LSI Industries Fiscal 2026 Third Quarter Results
April 23, 2026

The Company cautions that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations as a result of various factors, including, but not limited to: the impact of competitive products and services; product and pricing demands and market acceptance risks; LSI’s reliance on third-party manufacturers and suppliers; substantial changes to the refueling and convenience store and grocery markets; LSI’s stock price volatility and market volatility in the debt and equity markets; potential costs associated with litigation, other proceedings and regulatory compliance; LSI’s ability to adequately protect intellectual property, information technology security threats and computer crime; financial difficulties experienced by customers; the cyclical and seasonal nature of our business; the failure of acquisitions or acquired companies to achieve their plans or objectives generally; our ability to consummate, successfully integrate, and achieve strategic and other objectives, including any expected synergies, relating to pending or recently completed acquisitions; the inability to effectively execute our business strategies; the ability to retain key employees, including key employees of acquired businesses; labor shortages or an increase in labor costs; changes in product mix; unfavorable economic, political, and market conditions, including interest rate fluctuations and inflation; changes in U.S. trade policy, including mitigating the impacts of increased costs related to tariffs; the results of asset impairment assessments; price increases of materials; significant shortages of materials; shortages in transportation and increases in fuel prices; sudden or unexpected changes in customer creditworthiness; write-offs or impairment of capitalized costs or intangible assets in the future; and the other risk factors LSI describes from time to time in the Company’s Annual Report on Form 10-K (the “Form 10-K”) and in other reports filed with or furnished to the U.S. Securities and Exchange Commission (the "SEC") by the Company. You should carefully consider the trends, risks, and uncertainties described in this news release, the Form 10-K, and other reports filed with or furnished to the SEC by the Company before making any investment decision with respect to our securities. If any of these trends, risks, or uncertainties continues or occurs, our business, financial condition, or operating results could be materially and adversely affected, the trading prices of our securities could decline, and you could lose part or all of your investment.

Forward-looking statements are made in the context of information available as of the date of this news release and are based on our current expectations, forecasts, estimates, and assumptions. The Company undertakes no obligation to update or revise such statements to reflect circumstances or events occurring after this news release except as may be required by applicable law. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

INVESTOR & MEDIA CONTACT

Noel Ryan or Fred Buonocore

720.778.2415

LYTS@vallumadvisors.com

LSI Industries Fiscal 2026 Third Quarter Results
April 23, 2026

Three Months Ended March 31		(Unaudited)	Nine Months Ended March 31
2026	2025	(In thousands, except per share data)	2026	2025
$150,525	$132,481	Net sales	$454,776	$418,310

111,943	99,571	Cost of products sold	338,477	316,718
317	67	Expense on step-up basis of acquired lease	453	203
26	-	Severance costs and restructuring costs	(104)	38

38,239	32,843	Gross profit	115,950	101,351

715	1,116	Long-term performance based compensation	2,999	3,969
(1)	-	Severance costs and restructuring costs	58	22
1,732	1,465	Amortization expense of acquired intangible assets	4,844	4,281
6,519	774	Acquisition costs	6,939	822
-	-	Consulting expense: commercial growth initiatives	-	81
25,198	23,253	Selling and administrative costs	77,197	68,351

4,076	6,235	Operating Income	23,913	23,825

244	(22)	Other (income) expense	671	300
474	661	Interest expense, net	1,794	2,264

3,358	5,596	Income before taxes	21,448	21,261

1,267	1,713	Income tax	5,745	5,049

$2,091	$3,883	Net income	$15,703	$16,212

		Weighted Average Common Shares Outstanding
33,018	30,003	Basic	31,531	29,841
33,855	30,966	Diluted	32,387	30,790

		Earnings Per Share
$0.06	$0.13	Basic	$0.50	$0.54
$0.06	$0.13	Diluted	$0.48	$0.53

LSI Industries Fiscal 2026 Third Quarter Results
April 23, 2026

	(amounts in thousands)
	March 31	June 30,
	2026	2025
Current assets	$279,171	$194,166
Property, plant and equipment, net	57,805	31,154
Other assets	463,573	171,042
Total assets	$800,549	$396,362

Current maturities of long-term debt	$58,000	$3,571
Other current liabilities	130,278	93,778
Long-term debt	203,006	44,986
Other long-term liabilities	56,454	23,305
Shareholders' equity	352,811	230,722
	$800,549	$396,362

Three Months Ended March 31, 2026, Results

Net sales for the three months ended March 31, 2026, were $150.5 million representing an increase of 14% compared to the three months ended March 31, 2025, net sales of $132.5 million. Lighting Segment net sales of $60.0 million increased 2% and Display Solutions Segment net sales of $90.5 million increased 23% from last year’s second quarter net sales. Net income for the three months ended March 31, 2026, was $2.1 million, or $0.06 per share, compared to $3.9 million or $0.13 per share for the three months ended March 31, 2025. Net income for the three months ended March 31, 2026, was impacted by $6.5 million of acquisition-related costs. Earnings per share represents diluted earnings per share.

Nine Months Ended March 31, 2026, Results

Net sales for the nine months ended March 31, 2026, were $454.8 million representing a 9% increase from the nine months ended March 31, 2025, net sales of $418.3 million. Lighting Segment net sales of $195.8 million increased 12% and Display Solutions Segment net sales of $259.0 million increased 7% from last year’s net sales. Net income for the nine months ended March 31, 2026, was $15.7 million, or $0.48 per share, compared to $16.2 million or $0.53 per share for the nine months ended March 31, 2025. Net income for the nine months ended March 31, 2026, was impacted by $6.9 million of acquisition-related costs. Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at March 31, 2026, included current assets of $279.2 million, current liabilities of $188.3 million and working capital of $90.9 million, which includes cash of $10.3 million. The current ratio was 1.5 to 1. The balance sheet also included shareholders’ equity of $352.8 million and long-term debt of $203.0 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with an approved credit facility, to adequately fund operations.

LSI Industries Fiscal 2026 Third Quarter Results
April 23, 2026

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the third quarter of fiscal 2026, payable May 12, 2026, to shareholders of record on May 4, 2026. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income, and earnings per share for the three and nine months ended March 31, 2026, and 2025. Operating income, net income, and earnings per share, which exclude the impact of long-term performance-based compensation expense, the amortization expense of acquired intangible assets, commercial growth opportunity expense, acquisition costs, the lease expense on the step-up basis of acquired leases, and restructuring and severance costs, are non-GAAP financial measures. We further note that while the amortization expense of acquired intangible assets is excluded from the measures, the revenue of the acquired companies is reflected in the measures, and the acquired assets contribute to revenue generation. We exclude these items because we believe they are not representative of the ongoing results of the operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA), Net Debt to Adjusted EBITDA, and Free Cash Flow. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA, Net Debt to Adjusted EBITDA, and Free Cash Flow.

LSI Industries Fiscal 2026 Third Quarter Results
April 23, 2026

Three Months Ended March 31			(Unaudited)	Nine Months Ended March 31
2026	2025	% Change	(In thousands, except per share data)	2026	2025	% Change
$150,525	$132,481	14%	Net sales	$454,776	$418,310	9%

4,076	6,235	-35%	Operating income as reported	23,913	23,825	0%

715	1,116		Long-term performance based compensation	2,999	3,969
-	-		Consulting expense: commercial growth initiatives	-	81
6,519	774		Acquisition costs	6,939	822
1,732	1,465		Amortization expense of acquired intangible assets	4,844	4,281
317	67		Expense on step-up basis of acquired lease	453	203
25	-		Severance costs and Restructuring costs	(46)	60

$13,384	$9,657	39%	Operating income as adjusted	$39,102	$33,241	18%

$2,091	$3,883	-46%	Net income as reported	$15,703	$16,212	-3%

$9,599	$6,331	52%	Net income as adjusted	$27,767	$22,307	24%

$0.06	$0.13	-51%	Earnings per share (diluted) as reported	$0.48	$0.53	-8%

$0.28	$0.20	39%	Earnings per share (diluted) as adjusted	$0.86	$0.72	18%

Three Months Ended					Nine Months Ended
March 31					March 31
2026		2025		(In thousands, except per share data)	2026		2025
	Diluted EPS		Diluted EPS	Reconciliation of net income to adjusted net income		Diluted EPS		Diluted EPS
$2,091	$0.06	$3,883	$0.13	Net income as reported	$15,703	$0.48	$16,212	$0.53

597	0.02	879	0.02	Long-term performance based compensation	2,264	0.07	3,039	0.09

1,377	0.05	1,128	0.04	Amortization expense of acquired intangible assets	3,653	0.12	3,260	0.11

-	-	-	-	Consulting expense: commercial growth initiatives	-	-	62	-

19	-	-	-	Severance costs and Restructuring costs	(35)	-	45	-

4,898	0.15	577	0.02	Acquisition costs	5,205	0.16	627	0.02

241	0.01	52	-	Expense on step-up basis of acquired lease	340	0.01	155	-

(147)	(0.01)	-	-	Foreign currency transaction loss on intercompany loan	207	0.01	-	-

523	0.01	(188)	(0.01)	Tax rate difference between reported and adjusted net income	430	$0.01	(1,093)	(0.03)

$9,599	$0.29	$6,331	$0.20	Net income adjusted	$27,767	$0.86	$22,307	$0.72

The foreign currency transaction loss on intercompany loan relates to an intercompany loan established as a result of the acquisition Canada’s Best Holdings as a method to repatriate cash generated in Canada to the Unites States without being subject to a withholding penalty.

LSI Industries Fiscal 2026 Third Quarter Results
April 23, 2026

Three Months Ended			(Unaudited; In thousands)	Nine Months Ended
March 31				March 31
			Net Income to Adjusted EBITDA
2026	2025	% Change		2026	2025	% Change
$2,091	$3,883		Net income as reported	$15,703	$16,212
1,267	1,713		Income tax	5,745	5,049
474	661		Interest expense, net	1,794	2,264
244	(22)		Other (income) expense	671	300
$4,076	$6,235	-35%	Operating Income as reported	$23,913	$23,825	0%

3,394	3,062		Depreciation and amortization	9,820	9,020
$7,470	$9,297	-20%	EBITDA	$33,733	$32,845	3%

715	1,116		Long-term performance based compensation	2,999	3,969
-	-		Consulting expense: commercial growth initiatives	-	81
6,519	774		Acquisition costs	6,939	822
317	67		Expense on step-up basis of acquired lease	453	203
25	-		Severance costs and Restructuring costs	(46)	60
$15,046	$11,254	34%	Adjusted EBITDA	$44,078	$37,980	16%
10.0%	8.5%		Adjusted EBITDA as a percentage of sales	9.7%	9.1%
Three Months Ended			(Unaudited; In thousands)	Nine Months Ended
March 31				March 31
			Free Cash Flow
2026	2025	% Change		2026	2025	% Change
$6,930	$5,409	28%	Cash flow from operations	$32,589	$27,143	20%

(591)	(690)		Capital expenditures	(3,242)	(2,515)
$6,339	$4,719	34%	Free cash flow	$29,347	$24,628	19%

Net Debt to Adjusted EBITDA Ratio	March 31,
(amounts in thousands)	2026		2025
Current maturity of debt	$58,000		$3,571
Long-term debt	203,006		51,789
Total debt	$261,006		$55,360
Less: cash	(10,333)		(4,301)
Net debt	$250,673		$51,059
Adjusted EBITDA - trailing twelve months	$92,970	*	$52,024
Net debt to adjusted EBITDA ratio	2.7		1.0

* TTM adjusted EBITDA reflects twleve months of Proforma adjusted EBITDA for Royston